EXHIBIT 99.1 FOR IMMEDIATE RELEASE
Waste Management Announces Fourth Quarter and Full-Year 2013 Earnings
Company sees strong cash generation in 2013 and expects continued strength in 2014	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

HOUSTON — February 18, 2014 — Waste Management, Inc. (NYSE: WM) today announced financial results for the fourth quarter and for the year ended December 31, 2013. Revenues for the fourth quarter of 2013 were $3.50 billion compared with $3.43 billion for the same 2012 period. Net loss (a) for the quarter was $605 million, or a negative $1.29 per diluted share, compared with net income of $224 million, or $0.48 per diluted share, for the fourth quarter of 2012. Adjusting for certain items discussed below, net income would have been $263 million, or $0.56 per diluted share, in the fourth quarter of 2013 compared with $267 million, or $0.57 per diluted share, in the fourth quarter of 2012.(b)

For the full year 2013, the Company reported revenues of $13.98 billion compared with $13.65 billion for 2012. Earnings per diluted share were $0.21 for the full year 2013 compared with $1.76 for the full year 2012. On an as-adjusted basis, excluding certain items, earnings per diluted share were $2.15 for the full-year 2013 versus $2.08 for the full-year 2012.(b)

“We built strong momentum during the first three quarters of 2013, and that momentum continued into the fourth quarter, with our traditional solid waste business growing both adjusted income from operations margin and adjusted operating EBITDA margins by 150 basis points,”(b) said David P. Steiner, President and Chief Executive Officer of Waste Management.

“In the fourth quarter, however, we had a year-over-year increase of $0.09 per share from accruals related to incentive compensation and risk management. Absent this, our strong year-over-year earnings momentum would have continued in the quarter. And our momentum continued into 2014, with preliminary January results showing year-over-year income from operations increasing 12% and income from operations margin growing about 110 basis points compared to January 2013.” (c)

In the fourth quarter of 2013, as-adjusted results excluded a negative $1.85 per diluted share impact from impairments primarily related to goodwill in the Company’s waste-to-energy business, as well as certain post-collection assets and investments. First, the Company’s 2013 year-end impairment testing resulted in a $483 million impairment charge to its waste-to-energy goodwill, due to the Company’s view that projected long-term energy prices and disposal volumes into the plants will not dramatically improve from current levels. As a result, the projected long-term cash flows from the Company’s waste-to-energy business no longer support the goodwill allocated to that business over 20 years ago, when the waste-to-energy business was acquired.

Second, with respect to the Company’s post-collection assets, at year-end the Company completed an asset rationalization analysis and decided to mothball or shut down several post-collection facilities. The Company determined that the current volumes available to these facilities could be handled at other Company locations. If volumes available to the mothballed facilities increase in the future, the Company could re-activate permitting efforts or operations at these facilities.

Steiner continued, “In looking at the full year, we are very pleased with our overall operating results for 2013. At the beginning of the year, we expected to grow earnings and free cash flow, increase yield, and have more discipline around SG&A costs and capital spending. We achieved each of these goals, as we met our adjusted full-year earnings per share and free cash flow targets, despite much stronger than expected headwinds from our recycling and waste-to-energy businesses. We also lowered SG&A costs when compared to 2012. And, our internal revenue growth from yield in the fourth quarter was at its highest level for the year and was greater than 2.0% for the full-year for the first time since 2010.

“In 2013, we grew net cash provided by operating activities nearly 7%, to $2.46 billion, and free cash flow by 60%, generating $1.32 billion of free cash. We returned $922 million to our shareholders in 2013, an increase of 40% from 2012, through our dividend and common stock repurchases. For 2014, our Board has indicated its intention to increase our dividend by $0.04 to $1.50 per share annually and has authorized $600 million of share repurchases.”

KEY HIGHLIGHTS FOR THE FOURTH QUARTER 2013 AND THE FULL YEAR 2013

•       Revenue in the fourth quarter increased by 1.9%, or $66 million. For the full year, revenue increased by 2.4%, or $334 million.

•       Internal revenue growth from yield for collection and disposal operations was 2.4% for the fourth quarter and 2.1% for the full year.

•       Core price increases, which consist of price increases and fees (excluding fuel surcharges), net of rollbacks, were 4.0% for the fourth quarter compared to 2.5% for the fourth quarter of 2012, and were 3.8% for the full year compared to 2.9% for the full year 2012.

•       Internal revenue growth from volume was negative 2.2% for the fourth quarter, or negative 1.5% excluding volumes from Superstorm Sandy in the fourth quarter of 2012. For the full year, internal revenue growth from volume was a negative 1.0%.

•       Recycling operations negatively affected earnings by $0.03 per diluted share in the fourth quarter when compared to the fourth quarter of 2012. For the full year, recycling operations negatively affected earnings by $0.12 per diluted share when compared to the full year 2012, or $0.10 more than anticipated in the Company’s original earnings guidance.

•       Operating expenses increased by $43 million in the fourth quarter and $233 million for the full year. In both the fourth quarter and full year, the majority of the increases were for costs associated with operating recently acquired businesses and labor expense increases.

•       SG&A expenses in the fourth quarter were 10.7% of revenue compared to 10.4% in the prior year period, primarily as a result of incentive compensation accruals. For the full year, SG&A expenses improved to 10.5% of revenue from 10.8% in the prior year, despite an additional $92 million related to incentive compensation accruals.

•       In the fourth quarter, net cash provided by operating activities was $597 million; capital expenditures were $447 million; and free cash flow was $175 million.(b) For the full year 2013, net cash provided by operating activities was $2.46 billion; capital expenditures were $1.27 billion; and free cash flow was $1.32 billion, or $1.18 billion excluding divestitures.(b) In order to partially offset cash flow headwinds from the expiration of bonus depreciation in 2014, the Company pre-paid $51 million of 2013 earned incentive compensation that would have normally been paid in 2014, which negatively affected free cash flow in 2013, but will improve cash flow in 2014.

•       The Company returned $410 million to shareholders in the fourth quarter of 2013, consisting of $171 million in dividends and $239 million in common stock repurchases. For the full year, the Company returned $922 million to shareholders, consisting of $683 million in dividends and $239 million in common stock repurchases.

•	The recurring tax rate was approximately 34.6% in the fourth quarter and for the full year.

2014 OUTLOOK

The Company announced the following with regard to its financial outlook for 2014:

•	2014 adjusted earnings per diluted share are expected to be between $2.30 and $2.35. Free cash flow for 2014 is projected to again exceed $1.3 billion, assuming about $100 million of divestitures.(b)

•	Internal revenue growth from yield on the collection and disposal business is expected to be approximately 2.0% and internal revenue growth from volume is expected to be approximately a negative 1.0%.

•	Recycling operations improvements are expected to offset modest recycling commodity sales price declines such that the recycling line of business is expected to be flat in 2014 compared to 2013.

•	The tax rate is expected to be approximately 35.0%.

•	Capital expenditures are expected to be approximately $1.2 to $1.3 billion.

•	Interest expense is anticipated to be approximately $480 million.

•	The Company expects to spend between $100 and $250 million on tuck-in acquisitions in its traditional solid waste operations.

•	The Board of Directors has announced its intention to increase the dividend to $1.50 per share on an annual basis, for an approximate annual cost of $700 million. The Board must separately declare each dividend. The Board has also authorized up to $600 million of share repurchases.

Steiner concluded, “We expect 2014 to show solid earnings and cash flow driven by increased yield and continued cost controls. In 2013, we laid a foundation that we expect will continue to benefit us in 2014. In the full-year 2013 and in the fourth quarter of 2013, we grew income from operations dollars and margins in each of our collection lines of business, despite negative volumes. This demonstrates that we are making the right trade-off between yield and volumes. That trade-off should once again lead to strong free cash flow in 2014. We expect to continue to use our free cash to pay our dividend, repurchase shares, reduce debt, and to make acquisitions in our traditional solid waste business.”

(a)	For purposes of this press release, all references to “Net loss” and “Net income” refer to the financial statement line items “Net income (loss) attributable to Waste Management, Inc.” and “Net income attributable to Waste Management, Inc.,” respectively.
(b)	This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income and earnings per diluted share have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full year 2014 earnings per diluted share is not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2014 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

This press release includes adjusted income from operations margin and adjusted operating EBITDA margin for our traditional solid waste business, which is comprised of collection, transfer and disposal services. The Company defines operating EBITDA margin as income from operations, before depreciation and amortization, as a percent of revenues. This measure may not be comparable to similarly titled measures reported by other companies. Management uses operating EBITDA as an indicator of the Company’s operating performance and ability to pay dividends, fund acquisitions, capital expenditures and other investments and, in the absence of refinancing, to repay debt obligations. The Company’s calculation of adjusted income from operations margin and adjusted operating EBITDA margin excludes the impact of the impairment charges noted in the press release. Management believes adjusted income from operations and adjusted operating EBITDA are helpful to investors evaluating the Company’s operating performance because certain non-cash costs and other items that management believes are not representative of our performance or indicative of our results of operations are excluded. Adjusted income from operations margin and adjusted operating EBITDA margin are supplemental non-GAAP measures and should not be considered an alternative to net income or income from operations.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•       Net cash provided by operating activities

•       Less, capital expenditures

•       Plus, proceeds from divestitures of businesses (net of cash divested) and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of (i) projected earnings per diluted share and (ii) adjusted income from operations and adjusted operating EBITDA margins for our traditional solid waste business, as such measures focus only on a subset of our operations and are not calculated using GAAP measures available in our financial statements. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)    References to January results are drawn from the monthly general ledger; as such, these results remain subject to review and adjustment in connection with the full rigor of our quarterly financial reporting process. This information is provided to evidence trends observed during January, but readers should not rely on the precision of this information. Additionally, readers should not assume that January results are indicative of the full first quarter of 2014. The Company’s business is subject to many risks and uncertainties that could cause final, reported results for the month of January and the first quarter of 2014 to be materially different from these preliminary indicators.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter and full year 2013 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 31500809 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Tuesday, February 18, 2014 through 5:00 PM (Eastern) on Tuesday, March 4, 2014. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 31500809.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements under the heading “2014 Outlook” and statements regarding, 2014 earnings per diluted share and earnings growth; 2014 free cash flow; future internal revenue growth from yield and volume; results from pricing, capital management and cost control and reduction initiatives; future recycling commodity prices; results from recycling operations; future uses of free cash flow; future acquisitions and investments; future dividend rates and shares repurchases; plant closures and other actions in response to our asset rationalization analysis and the ability to use impaired assets in the future. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2013	2012
Operating revenues	$3,500	$3,434

Costs and expenses:
Operating	2,267	2,224
Selling, general and administrative	376	356
Depreciation and amortization	327	326
Restructuring	5	16
(Income) expense from divestitures, asset impairments and unusual items	935	28

	3,910	2,950

Income (loss) from operations	(410)	484

Other income (expense):
Interest expense	(118)	(122)
Interest income	2	—
Equity in net losses of unconsolidated entities	(15)	(11)
Other, net	(62)	(2)

	(193)	(135)

Income (loss) before income taxes	(603)	349
Provision for income taxes	(4)	114

Consolidated net income (loss)	(599)	235
Less: Net income attributable to noncontrolling interests	6	11

Net income (loss) attributable to Waste Management, Inc.	$(605)	$224

Basic earnings (loss) per common share	$(1.29)	$0.48

Diluted earnings (loss) per common share	$(1.29)	$0.48

Basic common shares outstanding	468.0	464.3

Diluted common shares outstanding	470.5	464.8

Cash dividends declared per common share	$0.365	$0.355

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2013	2012
EPS Calculation:

Net income (loss) attributable to Waste Management, Inc.	$(605)	$224

Number of common shares outstanding at end of period	464.3	464.2
Effect of using weighted average common shares outstanding	3.7	0.1

Weighted average basic common shares outstanding	468.0	464.3
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.5	0.5

Weighted average diluted common shares outstanding	470.5	464.8

Basic earnings (loss) per common share	$(1.29)	$0.48

Diluted earnings (loss) per common share	$(1.29)	$0.48

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2013	2012
Operating revenues	$13,983	$13,649

Costs and expenses:
Operating	9,112	8,879
Selling, general and administrative	1,468	1,472
Depreciation and amortization	1,333	1,297
Restructuring	18	67
(Income) expense from divestitures, asset impairments and unusual items	973	83

	12,904	11,798

Income from operations	1,079	1,851

Other income (expense):
Interest expense	(481)	(488)
Interest income	4	4
Equity in net losses of unconsolidated entities	(34)	(46)
Other, net	(74)	(18)

	(585)	(548)

Income before income taxes	494	1,303
Provision for income taxes	364	443

Consolidated net income	130	860
Less: Net income attributable to noncontrolling interests	32	43

Net income attributable to Waste Management, Inc.	$98	$817

Basic earnings per common share	$0.21	$1.76

Diluted earnings per common share	$0.21	$1.76

Basic common shares outstanding	467.7	463.6

Diluted common shares outstanding	469.8	464.4

Cash dividends declared per common share	$1.46	$1.42

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Years Ended December 31,
	2013	2012
EPS Calculation:

Net income attributable to Waste Management, Inc.	$98	$817

Number of common shares outstanding at end of period	464.3	464.2
Effect of using weighted average common shares outstanding	3.4	(0.6)

Weighted average basic common shares outstanding	467.7	463.6
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.1	0.8

Weighted average diluted common shares outstanding	469.8	464.4

Basic earnings per common share	$0.21	$1.76

Diluted earnings per common share	$0.21	$1.76

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	December 31, 2013	December 31, 2012
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$58	$194
Receivables, net	1,810	1,839
Other	631	390

Total current assets	2,499	2,423

Property and equipment, net	12,344	12,651
Goodwill	6,070	6,291
Other intangible assets, net	529	397
Other assets	1,161	1,335

Total assets	$22,603	$23,097

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,288	$2,293
Current portion of long-term debt	726	743

Total current liabilities	3,014	3,036

Long-term debt, less current portion	9,500	9,173
Other liabilities	4,087	4,213

Total liabilities	16,601	16,422

Equity:
Waste Management, Inc. stockholders’ equity	5,707	6,354
Noncontrolling interests	295	321

Total equity	6,002	6,675

Total liabilities and equity	$22,603	$23,097

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Consolidated net income	$130	$860
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,333	1,297
Other	1,072	356
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(80)	(218)

Net cash provided by operating activities	2,455	2,295

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(724)	(250)
Capital expenditures	(1,271)	(1,510)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	138	44
Investments in unconsolidated entities	(33)	(77)
Net receipts from restricted trust and escrow accounts, and other	(10)	(37)

Net cash used in investing activities	(1,900)	(1,830)

Cash flows from financing activities:
New borrowings	1,307	1,180
Debt repayments	(1,152)	(1,058)
Common stock repurchases	(239)	—
Cash dividends	(683)	(658)
Exercise of common stock options	132	43
Other, net	(52)	(37)

Net cash used in financing activities	(687)	(530)

Effect of exchange rate changes on cash and cash equivalents	(4)	1

Decrease in cash and cash equivalents	(136)	(64)
Cash and cash equivalents at beginning of period	194	258

Cash and cash equivalents at end of period	$58	$194

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Operating Revenues by Lines of Business
Collection
Commercial	$857	$871	$846
Residential	652	659	652
Industrial	550	589	538
Other	73	74	70

Total Collection	2,132	2,193	2,106
Landfill	705	741	689
Transfer	332	352	335
Wheelabrator	211	214	215
Recycling	356	367	330
Other	392	416	385
Intercompany (a)	(628)	(662)	(626)

Operating revenues	$3,500	$3,621	$3,434

	Quarters Ended
	December 31, 2013		December 31, 2012
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$69	2.0%	$(35)	-1.0%
Volume	(77)	-2.2%	14	0.4%

Internal revenue growth	(8)	-0.2%	(21)	-0.6%
Acquisition	88	2.5%	45	1.3%
Divestitures	(2)	-0.1%	(2)	-0.1%
Foreign currency translation	(12)	-0.3%	6	0.2%

	$66	1.9%	$28	0.8%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$70	2.5%	$29	1.1%
Waste-to-energy disposal	—	0.0%	(3)	-2.8%

Collection and disposal	70	2.4%	26	0.9%
Recycling commodities	1	0.3%	(83)	-23.2%
Electricity	1	1.4%	6	9.1%
Fuel surcharges and mandated fees	(3)	-1.7%	16	10.3%

Total	$69	2.0%	$(35)	-1.0%

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$597	$577	$2,455	$2,295
Capital expenditures	(447)	(378)	(1,271)	(1,510)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	25	16	138	44

Free cash flow	$175	$215	$1,322	$829

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Balance Sheet Data
Cash and cash equivalents	$58	$157	$194

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$10,226	$10,059	$9,916
Total equity	6,002	7,015	6,675

Total capital	$16,228	$17,074	$16,591

Debt-to-total capital	63.0%	58.9%	59.8%

Capitalized interest	$4	$6	$6

Acquisition Summary (a)
Gross annualized revenue acquired	$21	$224	$55

Total consideration	$9	$515	$76

Cash paid for acquisitions	$26	$488	$72

Other Operational Data
Internalization of waste, based on disposal costs	67.6%	67.3%	67.0%

Total landfill disposal volumes (tons in millions)	23.3	24.7	23.6
Total waste-to-energy disposal volumes (tons in millions)	1.9	2.0	2.0
Total disposal volumes (tons in millions)	25.2	26.7	25.6

Active landfills	267	271	269

Landfills reporting volume	251	254	254

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$84.3	$89.4	$86.2
Asset retirement costs	2.8	17.7	5.0

Total landfill amortization expense (b)	87.1	107.1	91.2
Accretion and other related expense	18.7	18.4	17.9

Landfill amortization, accretion and other related expense	$105.8	$125.5	$109.1

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended December 31, 2013 as compared to the quarter ended September 30, 2013 reflects a decrease in amortization expense of approximately $20 million, primarily due to changes in landfill estimates identified in both quarters and by a decrease in volumes primarily due to seasonality.

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2013			Quarter Ended December 31, 2012
	After-tax Amount	(a)	Per Share Amount	After-tax Amount	(a)	Per Share Amount
Adjusted Net Income and Diluted Earnings Per Share
Net income (loss) and diluted earnings (loss) per common share, as reported	$(605)		$(1.29)	$224		$0.48
Adjustments to net income (loss) and diluted earnings (loss) per share:
Asset impairments (b)	865	(c)		21
Restructuring charges	3			10
Oakleaf related integration activities	—			6
Legal reserve and landfill operating costs	—			6

	868		1.85	43		0.09

Adjusted net income and diluted EPS	$263		$0.56	$267		$0.57

	Year Ended December 31, 2013			Year Ended December 31, 2012
	After-tax Amount	(a)	Per Share Amount	After-tax Amount	(a)	Per Share Amount
Adjusted Net Income and Diluted Earnings Per Share
Net income and diluted EPS, as reported	$98		$0.21	$817		$1.76
Adjustments to net income and Diluted EPS:
Asset impairments (b)	896			84
Restructuring	11			41
Partial withdrawal from multiemployer pension plan	3			6
Oakleaf related integration activities	—			9
Legal reserve and landfill operating costs	—			6
Labor dispute	—			3

	910		1.94	149		0.32

Adjusted net income and diluted EPS	$1,008		$2.15	$966		$2.08

(a)	Please see the “Adjusted tax expense reconciliation” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the fourth quarter and full year of 2013 and 2012.
(b)	Adjustments in 2013 and 2012 include impairment charges (net of non-controlling interest associated with certain of our 2013 impaired assets) associated with assets in the “Asset Impairments and Unusual Items” financial caption as well as impairment charges associated with certain of our investments in unconsolidated entities that are included in “Equity in Earnings (Losses) of Unconsolidated Entities” and “Other, net” financial caption.
(c)	Adjustments in the fourth quarter of 2013 consist of after-tax charges of:

i) $493 million in impairments of goodwill, primarily related to the Company’s waste-to-energy operations;

ii) $284 million in impairments resulting from the Company’s year-end finalization of our asset rationalization and capital allocation analysis and consideration of management decisions to defer active pursuit of expansion or mothball certain post-collection facilities; and

iii) $88 million to write down the carrying value of investments and other assets to their fair value.

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2013		Quarter Ended December 31, 2012
	Pre-tax Income	Tax Expense	Pre-tax Income	Tax Expense
Adjusted Tax Expense Reconciliation
As reported amounts	$(603)	$(4)	$349	$114

Adjustments to Tax Expense:
Asset impairments	999	130	31	10
Restructuring charges	5	2	16	6
Oakleaf related integration activities	—	—	9	3
Legal reserve and landfill operating costs	—	—	10	4

As adjusted amounts	$401	$128	$415	$137

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Pre-tax Income	Tax Expense	Pre-tax Income	Tax Expense
Adjusted Tax Expense Reconciliation
As reported amounts	$494	$364	$1,303	$443

Adjustments to Tax Expense:
Asset impairments	1,048	142	112	28
Restructuring	18	7	67	26
Oakleaf related integration activities	—	—	15	6
Legal reserve and landfill operating costs	—	—	10	4
Partial withdrawal from multiemployer pension plan	5	2	10	4
Labor dispute	—	—	6	3
Litigation	—	—	—	—

As adjusted amounts	$1,565	$515	$1,523	$514

	Scenario 1	Scenario 2
Full Year 2014 Free Cash Flow Reconciliation (a)
Net cash provided by operating activities	$2,475	$2,525
Capital expenditures	(1,250)	(1,300)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	100	175

	$1,325	$1,400

(a)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2014. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.